Exhibit 10.5

EXECUTION VERSION

SEPARATION AGREEMENT AND GENERAL RELEASE

MARTHA STEWART LIVING OMNIMEDIA, INC. (including its current and former subsidiaries, and affiliates; the current and former officers, directors, agents and employees of each of the foregoing; and the successors and assigns of each of the foregoing; which shall be collectively hereinafter referred to as “the Company”), and Peter Hurwitz (including his successors, assigns, estate, heirs, executors, administrators and attorneys, which shall be collectively hereinafter referred to as “you” or “Mr. Hurwitz”) understand that Mr. Hurwitz’ employment will be terminated effective October 1, 2011 (the “Termination Date”), and agree to the following (the “Agreement”) in full and final resolution of all matters between them.

1.	On and as of the Termination Date, you will relinquish all of your positions as an officer and/or director of the Company and your employment with the Company will terminate. You agree to sign any documents reasonably requested by the Company to confirm or effectuate the foregoing. From the date hereof until the Termination Date, you will make yourself available, at such times (which may be substantially full-time) and at such places as mutually agreeable to you and the Company, to assist the Company in the transition of your responsibilities and to assist the special committee of the Board of Directors of the Company as needed.

In addition, you agree that at any time after the Termination Date, you will cooperate with the Company and its attorneys in connection with any existing or future litigation against the Company, whether administrative, civil, or criminal in nature, in which and to the extent the Company deems your cooperation necessary, and that you will make yourself reasonably available, consistent with your other professional responsibilities, to confer with the Company’s attorneys, representatives and other personnel as reasonably necessary to assist the Company and/or provide truthful testimony as a witness. The Company will reimburse you, upon proper accounting, for reasonable expenses and disbursements incurred by you in assisting the Company pursuant to this paragraph and will pay you a reasonable per diem for each full business day you are required to devote to assisting the Company in connection with any such litigation.

2.	Subject to this Agreement becoming effective in accordance with Section 17 hereof and your compliance with the provisions of this Agreement, you will be entitled to receive:

a.	Your base salary through the Termination Date, which shall be paid in accordance with the Company’s regular payroll practices;

b.	Your accrued unpaid PTO, if any, with respect to the period ending on the Termination Date, which shall be paid no later than 30 days after the Termination Date;

c.	A severance payment of $680,000, which shall be paid in a lump sum no later than 45 days after the Termination Date;

d.	Accelerated vesting, which will become effective as of the Termination Date, of your outstanding unvested stock options and restricted stock units (other than any performance based awards) that would next vest if not for your termination of employment as of October 1, 2011 (which awards are set forth on Schedule A hereto);

e.	Extension of the period for exercising your vested stock options to one year from the Termination Date (or the end of the remaining term, if shorter); and

f.	Continuation of your rights to indemnification under the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy.

3.	All benefits coverage for you (including your dependents) shall end on the last day of the month in which the Termination Date occurs. Note that under COBRA, you have the option to extend your health care coverage for up to eighteen months. To the extent that you elect under COBRA to extend certain benefits, you shall be responsible directly for the entire cost of such benefits; provided, however, that the Company will reimburse you for the applicable COBRA premiums for the period commencing on the Termination Date and ending on the earlier of the nine (9) month anniversary of the Termination Date or your eligibility for other employer-provided health care coverage. Further information regarding COBRA and the applicable forms shall be provided under separate cover. If you have a Flexible Spending Account, you shall have ninety (90) days from your Termination Date to claim eligible expenses incurred on or prior to your Termination Date; provided that you may have an opportunity to elect under COBRA to continue to make contributions to your Flexible Spending Account through the remainder of the calendar year in which the Termination Date occurs, in which case (and provided you made such contributions) you would be able claim, for a period of ninety (90) days from the end of such calendar year, to claim eligible expenses incurred through the end of such calendar year.

4.	Your contributions to the Company’s 401(k) plan will cease effective on the Termination Date. Merrill Lynch is the Company’s 401(k) plan administrator. Further information and important tax information will be provided under separate cover.

5.

In consideration of the Company’s agreements set forth in this Agreement, Mr. Hurwitz releases and forever discharges the Company from any and all causes of action, claims, demands, damages, liabilities, liens costs and expenses (including without limitation attorneys’ fees) (collectively, “Claims”) of every kind and nature whatsoever, whether known or unknown, related in any way to any acts, failures to act, omissions, facts or circumstances occurring on or prior to the date of this Agreement, including but not limited to any and all Claims (i) arising out of or in any way related to your employment with the Company and/or the termination of such employment, including without limitation Claims for additional salary, bonus, incentive, commission, benefits, expenses, vacations, back pay or front pay; (ii) in tort, including but not limited to wrongful or retaliatory discharge in violation of public policy, emotional distress, slander, defamation,

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and interference with contractual relations; (iii) in contract, whether express or implied; (iv) under any Company policy, procedure, benefit plan or other agreement; or (v) under any and all federal, state or local laws or ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, Title IX of the Education Amendments of 1972, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (excluding those involving vested benefits in the Company’s 401(k) plan), the Fair Labor Standards Act, the Federal Family and Medical Leave Act, the Sarbanes-Oxley Act, the New York State Constitution, the New York Human Rights Law, the New York Labor Law, the New York Civil Rights Law, the New York Wage and Hour Law, the New York Whistle Blower Law, the New York Retaliatory Action By Employers Law, the New York Non-Discrimination for Legal Actions Law, the New York Human Rights Law, and the New York City Human Rights Law, for harassment or discrimination on the basis of any protected classification, whistle blowing, or retaliation of any kind; or any other cause of action. You represent and warrant that you are the sole and lawful owner of all right, title and interest in and to every Claim and other matter that you are releasing hereby and that no other party has received any assignment or other right of substitution or subrogation to any such claim or matter. You also represent that you have the full power and authority to execute this Agreement on behalf of yourself and the other parties that may be included in the definition of Mr. Hurwitz above.

Additionally, you covenant never to bring any action or proceeding against the Company related to any claim released hereby. Notwithstanding the foregoing, this Agreement (i) does not extend to those rights which as a matter of law cannot be waived; (ii) does not limit any right you may have to file a charge or complaint with any state or federal agency or to participate or cooperate in such a matter (but you do pursuant to this Agreement waive the right to obtain any monetary damages resulting from any action or proceeding that may be brought by any state or federal agency); (iii) does not limit you rights to payments under this Agreement or your rights to benefits under the Company’s benefit plans (other than any severance plan) in accordance with the terms of such plans; and (iv) does not limit any right you may have to indemnification under the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy.

6.	Mr. Hurwitz affirms, by signing this Agreement, that no claims against the Company are currently pending regarding any issues relating to or arising out of his employment or the termination thereof, and agrees not to file any such actions against the Company in any court, or in any other forum for his monetary benefit, in the future, except for any action which may be necessary to enforce the terms of this Agreement.

7.	The Company affirms, by signing this Agreement, that the Board of Directors of the Company is not aware of any claims that the Company may have against you arising out of your employment with the Company.

8.

Mr. Hurwitz agrees that on or before the Termination Date he shall turn over to the Company any property, material, documents and/or equipment furnished to and/or maintained by him, in whatever form of media (including in printed form or stored

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magnetically, optically or electronically) in connection with his employment with the Company (including but not limited to books, laptop computer, cell phone, personal digital assistant, identification card, product, merchandise, catalogs, samples, employee handbook, customer records, price lists, accounts receivable and accounts payable records, computer records and printouts, supplier records, data analysis and any and all Company-related records on his home computers, cell phones and personal digital assistants) unless the Company otherwise agrees in writing to allow you to retain any such property, material, documents and/or equipment. You shall promptly submit to the Company a reimbursement request, with appropriate supporting documentation, for any outstanding expenses that may be reimbursable under the Company’s regular policy. You shall promptly pay any expenses that you incurred with respect to which the Company could be liable (e.g., expenses incurred on the Company’s corporate credit card); if those expenses were properly incurred in connection with the Company’s business, you shall submit those expenses with appropriate supporting documentation to the Company and the Company shall reimburse you therefore.

9.	Except as may otherwise be required by valid legal process, Mr. Hurwitz agrees that he will not disclose or use for any purpose any trade secrets or proprietary or confidential Company information acquired by him during his employment. In the event that Mr. Hurwitz receives legal process concerning such information, he shall provide reasonable advance notice to the Company of such process and cooperate with the Company in responding to such process. In responding to any such process, the Company may, at its option and at its expense, designate counsel to represent Mr. Hurwitz. As used in this Agreement, “confidential information” shall, without limitation, include:

a.	Financial information, such as earnings, assets, debts, prices, pricing structure, volume of sales or other financial data;

b.	Supply and service information, such as the names and addresses of suppliers of goods and services, terms of supply or service or of particular transactions, related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier though generally known or available, yields advantages to the Company, the details of which are not generally known;

c.	Marketing and pricing information, such as details about ongoing or proposed marketing programs, agreements by or on behalf of the Company, sales forecasts, results of marketing efforts, and information about impending transactions;

d.	Personnel information, such as employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance information or any other employee information;

e.	Non-public information acquired in your capacity as general counsel of the Company regarding the legal or business affairs of the Company (including its

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current and former subsidiaries, and affiliates; the current and former officers, directors, agents and employees of each of the foregoing; and the successors and assigns of each of the foregoing), whether or not such information is covered by the attorney/client privilege; or

f.	Customer information, such as any compilation of past, or existing or prospective retail or wholesale customers’ names, addresses or backgrounds, records of purchases and prices, proposals or agreements between customers and the Company, status of customers accounts or credit, or related information about actual or prospective customers.

10.	For a one-year period from the date of this Agreement, Mr. Hurwitz agrees not to, directly or indirectly, solicit any of the Company’s employees to leave the employment of the Company, or induce, request or cause any Company employee or any customer, supplier, licensee or business relation of the Company to (i) reduce, cancel or terminate any business relationship with the Company, or seek to do any of the foregoing or (ii) alter or attempt to alter the terms of such business relationship in a manner adverse to the Company. Nothing in this section limits your obligations under the Confidentiality and Non-Disclosure Agreement you entered into with the Company as part of your employment. If, at any time, the provisions of this paragraph shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this paragraph shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and you agree that this paragraph as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. You agree that the remedies at law for any breach or threat of breach by you of this paragraph will be inadequate, and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company will be entitled to seek a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches thereof, and in connection with seeking or obtaining any such relief, the Company shall not be required to allege or prove any actual damage or the inadequacy of any remedy at law and shall not be required to post any bond or other security. Your agreement shall not be deemed to prohibit you from opposing such relief on the basis of a dispute of facts related to any such application.

11.	Mr. Hurwitz agrees to keep the existence and terms of this Agreement and the circumstances leading up to such Agreement and his departure from the Company confidential. Accordingly, Mr. Hurwitz shall not disclose such information to any person or entity, including but not limited to current, former or future employees of the Company. This confidentiality requirement, however, shall not prohibit Mr. Hurwitz from: (1) disclosure to his spouse, attorney or tax agencies; (2) disclosure as otherwise required by valid legal process (subject to the limitations in the second and third sentences of Section 9 hereof); or (3) disclosing the confidentiality and non-interference provisions of this Agreement to any prospective or actual employer or anyone acting as his agent or on his behalf.

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12.	Mr. Hurwitz understands that if he should violate any provision of this Agreement, the Company may take legal action to enforce the Agreement, and may be entitled to any and all other equitable and legal remedies which may be available to it. Mr. Hurwitz understands and agrees that in the event of his intentional breach of the provisions of paragraphs 8 through 11 in particular, the Company, after affording to Mr. Hurwitz notice of such alleged breach and a reasonable opportunity to cure (if capable of being cured), shall be entitled to cancel its portion of the Agreement, withhold any payment or other benefits to be provided under this Agreement and/or shall be entitled to his return of the payments already made to Mr. Hurwitz under this Agreement. Mr. Hurwitz acknowledges that his compliance with paragraphs 8 through 11 of this Agreement is necessary to protect the business and goodwill of the Company, and that a breach will result in irreparable and continuing damage to the Company, for which money damages may not provide adequate relief. Consequently, Mr. Hurwitz agrees that, in the event he breaches or threatens or attempts to breach this portion of the Agreement, the Company shall be entitled to seek temporary restraining orders and preliminary or permanent injunctions in order to prevent the occurrence of continuation of such harm and money damages insofar as they can be determined, and Mr. Hurwitz further agrees that in connection with any such request for relief by the Company, the Company shall not be required to prove that the Company’s remedies at law are inadequate and the Company shall not be required to post any bond or other security. Mr. Hurwitz acknowledges that these provisions are reasonably and properly required for the protection of the Company. In any proceeding brought by either party to enforce its rights under the Agreement, the prevailing party shall be entitled to the recovery of reasonable attorneys’ fees.

13.	The parties acknowledge that this Agreement is not an admission on either of their parts. Accordingly, this Agreement may not be admissible in any forum as an admission of any kind; provided that this sentence shall not prohibit either party from admitting into evidence the terms of this Agreement for the sole purpose of enforcing such terms. The parties further agree that questions regarding the interpretation of the language of the Agreement shall not be presumptively interpreted against the drafter as the Agreement is a product of negotiations between the parties.

14.	Mr. Hurwitz acknowledges and understands that:

a.	the above-referenced consideration is the total payment he will receive from the Company and exceeds that to which he would otherwise be entitled should he determine not to execute this Agreement;

b.	he shall no longer be considered an employee of the Company after the Termination Date, and therefore, that the benefits of employment, other than those specifically referenced in this Agreement, will not be available nor accrue after such date;

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c.	he is not entitled to any additional payments under the Company’s policies, benefit or commission plans, or any expressed or implied agreement with the Company other than as set forth in this Agreement; and

d.	it is in exchange for the good and sufficient consideration provided in this Agreement that Mr. Hurwitz agrees to the provisions herein.

15.	Mr. Hurwitz acknowledges that he has the right, and has been advised by the Company, to consult with an attorney, and that he has done so to the extent he desired prior to executing this Agreement. Mr. Hurwitz understands that he is entitled to fully consider this Agreement for a period of up to 21 days. In the event you sign the Agreement prior to the expiration of the time to consider this Agreement, the remaining time shall be waived. Accordingly, this Agreement shall not become effective or enforceable, nor shall any consideration be paid, until after both parties have signed it and eight (8) days have elapsed from Mr. Hurwitz executing it, providing Mr. Hurwitz has not revoked his Agreement in writing before that date. Mr. Hurwitz also understands that he may revoke this Agreement for up to seven (7) days following its execution by sending written notice to Tanya Saffadi.

16.	The Company will respond to requests for employment references from prospective employers by directing such requests to the Human Resource Department which will solely confirm Mr. Hurwitz’ dates of employment and job title, as well as his salary upon his written authorization

17.	Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

18.	This Agreement contains the complete understanding between the Company and Mr. Hurwitz related to the subject matter hereto, and supersedes all prior agreements and understandings between the Company and Mr. Hurwitz related to subject matter, but excluding the Confidentiality and Non-Disclosure Agreement and the Intellectual Property and Proprietary Information Agreement previously executed by Mr. Hurwitz, which is incorporated herein by reference). Each party agrees that it is not relying on any representations, whether written or oral, not set forth in this Agreement, in determining to execute this Agreement. This Agreement may not be modified, changed or altered by any oral promise or statement, nor shall any written modification of this Agreement be binding on the Company until such modification is approved in writing by an officer of the Company. In signing this Agreement, the parties are not relying on any fact, statement or assumption not set forth in this Agreement.

19.

You may not assign any of your rights or obligations under this Agreement without obtaining the express written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. This Agreement is made under, and shall be governed by and construed under, the laws of the State of New York, without reference to

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principles of choice of law that might call for application of the substantive law of another jurisdiction. The federal and state courts located in New York County, New York, shall have sole and exclusive jurisdiction over any dispute arising out of or relating to this Agreement, and each party hereby expressly consents to the jurisdiction of such courts and waives any objection (whether on grounds of venue, residence, domicile, inconvenience of forum or otherwise), to such a proceeding brought before such a court.

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By signing below, the Company and Mr. Hurwitz indicate that they have carefully read and understood the terms of this Agreement, enter into this Agreement knowingly, voluntarily and of their own free will, understand its terms and significance and intend to abide by its provisions without exception.

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Charles Koppelman	9-13-2011
Date

/s/ Peter Hurwitz		9-13-2011
Peter Hurwitz		Date

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Schedule A

Equity Awards Subject to Accelerated Vesting

Type	Grant Date	Vest Date	Amount to Vest	Option Price

NQ	3/1/2010	3/1/2012	5,000	$5.48
NQ	3/1/2011	3/1/2012	24,750	$3.95
RSU	3/1/2011	3/1/2012	12,500

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